[ATCHISON CASTING CORPORATION LETTERHEAD]


NEWS RELEASE

                                                        CONTACT:  Hugh Aiken
                                                                  Kevin McDermed
                                                                  913 367 2121
                                                                  NYSE:FDY


          ATCHISON CASTING CORPORATION TO CLOSE PRIMECAST FOUNDRY UNIT

     Atchison, Kansas - January 23, 2001 - Atchison Casting Corporation (NYSE:
"FDY") announced today that it will completely close its PrimeCast Inc. foundry unit located in Beloit, Wisconsin and South Beloit, Illinois. The company had previously announced a partial shutdown of the unit, following the closure of Beloit Paper Machinery Corporation, which had been PrimeCast's major customer and the former owner of the foundry.

     The charge for the write-off of the remaining fixed assets will be approximately $500,000 before tax, net of anticipated proceeds from sale of equipment. In the fiscal year ending June 30, 2000, PrimeCast represented a net loss after tax of $2.0 million (excluding the charge for impairment of PrimeCast's fixed assets of $4.3 million taken in the 4th quarter of fiscal
2000) on sales of $24.5 million. All of the remaining 160 employees will be affected. Since PrimeCast was ACC's only foundry that could make large iron castings, only a portion of PrimeCast's work can be transferred within the Atchison group.

     "Despite the closure of Beloit Paper Machinery Corporation, we had hoped to find enough new casting work to continue to operate PrimeCast's south foundry," said Hugh Aiken, Atchison Casting CEO. "High energy prices, particularly natural gas, a slowdown in orders from PrimeCast's other customers and the lead times required to obtain new work and put it into production, make this option too expensive to continue right now," Aiken added.

     Atchison Casting Corporation produces, iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including market conditions, the value of eventual asset sales, management skills, the economy and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.